  Exhibit 10.5

DATA CONFIDENTIALITY AGREEMENT	February 8, 2017

1.
Sharing of Data. Cycle Express, LLC (the “Company”) shall provide to Smart Server, Inc. and its wholly-owned subsidiaries (collectively, “Recipient”) certain non-public, confidential auction data (“Confidential Information”), including up to the number of NPA Value Guide API look-ups per year specified on Annex A attached hereto (the “Pricing Annex”), to be used for (i) trade-in appraisals and inventory valuation in Recipient’s product known as “CyclePro” or (ii) Recipient’s products that aggregate Confidential Information with other proprietary data available to Recipient and deliver the aggregated data or analysis derived therefrom to Recipient's customers without attribution of individual sources of data (collectively, the “Purpose”). For the purposes of this agreement, Confidential Information shall include any notes, analyses, reports, compilations, or studies that either contain or are derived from such information. The parties acknowledge that the Confidential Information may contain third party data. The continued provision to Recipient by the Company of such third party data is conditioned upon consent from the applicable third party to such data sharing arrangement. As between Recipient and the Company, the Company retains all right, title and ownership interests in all Confidential Information. Recipient shall acquire no rights in the Confidential Information other than those limited rights of access and use specifically conferred by the terms of this Agreement.

2.
Use of Data. The Confidential Information shall be made available to Recipient on an on-demand basis via electronic methods and in accordance with Company's specifications. Recipient shall not use the Confidential Information for any purpose other than the Purpose. For the avoidance of doubt, Recipient shall not be permitted to publish, license, sell or distribute the Confidential Information, other than for the Purpose, nor shall Recipient be permitted to retain or reuse Confidential Information for any purpose, except to the extent such information is retained as part of the aggregated data or analysis derived therefrom for no more than 30 days.

3.
Consideration. As consideration for the rights granted to Recipient herein, Recipient shall pay to the Company the sum specified on the Pricing Annex. Amounts payable pursuant hereunder shall be paid in immediately available cash by wire transfer, valid company check of Recipient, or such other method of payment as may be agreed between the parties from time to time to the Company on or prior to the 1st day of every month.

4.
Confidentiality Obligations. Recipient shall not disclose any Confidential Information to any person except (a) authorized users of the CyclePro product or users of any product of Recipient that uses Confidential Information only in the aggregated form, (b) to its employees, officers, directors, representatives, advisers, counsel or agents (any such person, a "Representative" and the Recipient together with its Representatives, the "Recipient Entities") who have a need to know the Confidential Information in connection with the Purpose, (c) with the written consent of the Company, (d) to its applicable regulatory authorities, examiners (including self-regulatory authorities) and auditors or (e) pursuant to a subpoena, civil investigative demand (or similar process), order, statute, rule or other legal requirement, including the rules of any stock exchange on which Recipient's stock is traded. If the Recipient intends to disclose any Confidential Information pursuant to clause (e) above, Recipient will give the Company prompt written notice of such intent so that the Company may seek an appropriate order or other remedy protecting the Confidential Information from disclosure, and Recipient will reasonably cooperate with the Company to obtain such protective order or other remedy. In the event that a protective order or other remedy is not obtained or the Company waives its right to seek such an order or other remedy, Recipient may, without liability under this Agreement, furnish only that portion of the Confidential Information which, in the opinion of the Recipient’s counsel, Recipient is legally required to disclose, provided that Recipient gives the Company written notice of the information to be disclosed as far in advance of its disclosure as practicable and Recipient uses its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.

Recipient shall be responsible for any actions taken by its Representatives in violation of this agreement. Recipient further agrees (i) to notify the Company promptly in writing of any use, disclosure or misappropriation of the Confidential Information in violation of this agreement which may come to Recipient’s attention and (ii) to cooperate with the Company in remedying such unauthorized use or disclosure or misappropriation of the Confidential Information.

Information will not be deemed Confidential Information if it is or becomes available in the public domain on or after the date hereof (other than as a result of a disclosure by any Recipient Entity in breach of this agreement).

5.
Trademark. During the term of this agreement, the Company hereby grants Recipient a limited, non-exclusive, non-transferable, non-sublicenseable license to display the mark “NPA Value Guide” (the “Mark”) solely for the Purpose stated in clause (i) of Section 1. Recipient shall not acquire any right, title or interest in to the Mark, or any goodwill associated with the Mark, by its use of the Mark; Recipient’s use of the Mark inures solely to the benefit of the Company. The foregoing license does not include the right to use any marks of the Company other than the Mark.  Recipient shall not do anything inconsistent with the Company’s ownership of the Mark, interfere with the Company’s use and/or registration of the Mark, or attempt to register a trademark, service mark, logo, tag line, company name, trade name, user name, e-mail address or domain name that contains, is confusingly similar to, or is suggestive or derivative of the Mark. Recipient shall not combine the Mark with any other trademarks, service marks or copyrightable subject matter (other than the "CyclePro" mark so long as the two marks are clearly distinguishable) without prior written approval of the Company. Recipient acknowledges the importance to the Company of the goodwill of the Mark. Recipient shall conform its use of the Mark to reasonable standards that the Company may establish from time to time. Recipient shall use reasonable commercial efforts to protect and preserve the commercial value of the Mark and to immediately notify the Company in writing if it becomes aware of any infringement, dilution, misappropriation or other violation of the Company’s rights in the Mark by Recipient or its Representatives. Company shall have the sole right and discretion to bring and/or defend actions or proceedings involving the Mark, including, without limitation, actions for infringement, dilution and/or unfair competition.  At the Company's expense, Recipient agrees to cooperate in any such proceedings brought by the Company.  If the Company decides to enforce or defend its rights in the Mark against a third party, all costs incurred and recoveries made from such third party shall be for the account of the Company. Recipient shall not delete, remove, modify, obscure or in any way interfere with any trade secret, trademark or copyright notice.

6.
Security. Smart Server shall comply with all applicable data security laws, use commercially reasonable efforts to protect the electronic security of the Confidential Information, including by using anti-virus, security and firewall technology commonly used in the industry, and promptly notify the Company of any failure to comply with law, breach of security, unauthorized access to Confidential Information or unauthorized access to Company's systems.

7.
Restrictive Covenant. Recipient shall not use the Confidential Information or the Mark in any business other than the Business or in any way that materially and directly interferes with the Company’s auction and auction-related business taken as a whole. "Business" means the development, marketing, distribution, licensing, operation and/or maintenance of CyclePro software and the product(s) contemplated in clause (ii) of Section 1.

8.
Indemnity. From and after the date hereof, Recipient shall indemnify, defend and hold harmless the Company, its affiliates and each of their respective officers, directors, members, partners, employees, agents and representatives from and against any and all claims, liabilities, obligations, losses, fines, costs, proceedings or damages, including all reasonable fees and disbursements of counsel incurred in the investigation or defense of any of the same or in asserting any of the Company’s rights hereunder, based on, resulting from, arising out of or relating to (a) Recipient’s use of the Confidential Information or the Mark or (b) Recipient’s breach of this agreement.

9.
Further Cooperation. When and if the Company subsequently develops a form data licensing agreement, Recipient agrees to enter into such agreement (on the terms mutually acceptable to both parties) to formalize the terms pursuant to which Recipient may continue to use the Confidential Information.

10.
Termination. This agreement and the obligations of all parties hereunder shall terminate one (1) year from the date of this agreement.   In addition, the Company may terminate this agreement by providing written notice to Recipient if Recipient or any of its Representatives: (a) breaches this agreement (other than Section 7 hereof) and fails to cure such breach with 15 days of a notice by the Company specifying the breach, (b) breaches Section 7 of this agreement and fails to cure such breach within 30 days of a notice by the Company specifying such breach, (c) disparages the Company, or its products, Mark or clients (other than in the course of legal proceedings to enforce the rights of the parties hereunder), (d) makes any unauthorized use of the Mark, the Confidential Information and fails to discontinue such unauthorized use within 10 days after receipt of a notice from the Company specifying the unauthorized use, or (e) takes any action which tarnishes the Company’s reputation or Mark (other than in the course of legal proceedings to enforce the rights of the parties hereunder).  Upon termination, Recipient shall immediately cease all use of the Confidential Information and the Mark and shall not thereafter use any name, mark, logo, trade name, domain name or other indicia of origin that is identical or visually, aurally or phonetically similar to the Mark. Sections 4, 8 and 10-13 of this agreement shall survive the termination of this agreement.

11.
Assignment. This Agreement may not be assigned by Recipient except to a successor to all of its assets and business.

12.
Disclaimer of Warranties & Limitation of Liability.  Recipient acknowledges and agrees that the Mark, Confidential Information and other materials and products provided under this agreement are provided “AS IS” and THE COMPANY HEREBY EXPRESSLY DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  Under no circumstances shall the Company be liable to Recipient or any third party in connection with this agreement for any special, indirect, incidental or consequential damages, including, but not limited to, any loss of revenues, lost profits or other lost or interrupted business, however caused and whether based in tort (including negligence), contract or any other theory of liability, even if such party had been advised of the possibility of such damages.  In any event, under no circumstances shall the Company’s aggregate liability to Recipient or third parties under this Agreement exceed an amount equal to $10,000.

13.
Miscellaneous. This agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without respect to principles regarding conflicts of law, and shall benefit and be binding upon the parties hereto and their respective successors and assigns. This letter agreement may be executed simultaneously in any number of counterparts and may be executed by facsimile. Each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement.

IN WITNESS WHEREOF, the parties have executed this Data Confidentiality Agreement as of the date first set forth above.

SMART SERVER, INC. By: /s/ Marshall Chesrown Name: Marshall Chesrown Title: Chief Executive Officer CYCLE EXPRESS, LLC By: /s/ James Woodruff Name: James Woodruff Title: Chief Operating Officer

  [Signature Page to Data Confidentiality Agreement]

ANNEX A

Pricing Annex

* Confidential terms omitted and provided separately to the Securities and Exchange Commission.